Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Coal Sales Volumes, Revenues, Net Income Attributable to ARLP and EBITDA; Raises Quarterly Cash Distribution to $0.52 Per Unit; and Increases Guidance

TULSA, OKLAHOMA, July 30, 2018 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended June 30, 2018 (the "2018 Quarter").  Strong coal sales volumes in the 2018 Quarter led total revenues higher to $516.1 million, an increase of 29.4% compared to the quarter ended June 30, 2017 (the "2017 Quarter").  Net income attributable to ARLP also increased in the 2018 Quarter compared to the 2017 Quarter, climbing 36.3% to $86.2 million.  Net income attributable to ARLP per basic and diluted limited partner unit was $0.64 for the 2018 Quarter compared to $0.82 for the 2017 Quarter as higher net income was offset by the impacts of increased common units outstanding resulting from completion of the Simplification Transactions discussed below and the Exchange Transaction discussed in our July 28, 2017 press release.  EBITDA also increased 26.7% in the 2018 Quarter to $168.5 million compared to $132.9 million in the 2017 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  For actual and pro forma earnings per basic and diluted limited partner unit reflecting the Simplification and Exchange Transactions as if the transactions had occurred on January 1, 2017, please see the end of this release.)

As previously announced on July 27, 2018, the Board of Directors of ARLP's general partner (the "Board") increased the cash distribution to unitholders for the 2018 Quarter to $0.52 per unit (an annualized rate of $2.08 per unit), payable on August 14, 2018 to all unitholders of record as of the close of trading on August 7, 2018.  The announced distribution represents a 4.0% increase over the cash distribution of $0.50 per unit for the 2017 Quarter and a 1.0% increase over the cash distribution of $0.515 per unit for the quarter ended March 31, 2018 (the "Sequential Quarter").

The Simplification Transactions previously announced by ARLP and Alliance Holdings GP, L.P. ("AHGP") were completed on May 31, 2018. Pursuant to the transactions, AHGP became a wholly owned subsidiary of ARLP and all of the ARLP common units held by AHGP and its subsidiaries were distributed to the unitholders of AHGP in exchange for their AHGP common units. ARLP also issued 1,322,388 ARLP common units in exchange for a 1.0001% general partner interest in Alliance Resource Operating Partners, L.P. and a 0.001% managing membership interest in Alliance Coal, LLC.  As a result of the Simplification Transactions, all of the outstanding AHGP common units were canceled and ceased to be publicly traded on the Nasdaq Global Select Market.

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"ARLP delivered strong financial and operating results for the 2018 Quarter," said Joseph W. Craft III, President and Chief Executive Officer.  "Coal sales volumes increased significantly as we shipped substantially all of the 1.4 million tons impacted by weather-related transportation disruptions during the Sequential Quarter.  U.S. coal market conditions remained favorable in the 2018 Quarter allowing us to secure new commitments for approximately 8.9 million tons to be delivered to domestic customers through 2021.  We also continued to strengthen our international coal sales position, booking an additional 4.6 million tons for delivery to the export markets over the next 12 to 18 months.  ARLP is now essentially sold out for its planned 2018 sales volumes and has increased its anticipated export sales for this year to approximately 11.1 million tons.  Our operations have also performed well, increasing production volumes compared to the 2017 Quarter to meet additional demand while continuing to control per ton costs.  With solid performance through the first half of 2018 and a positive outlook for our markets over the balance of the year, ARLP is again increasing full-year 2018 guidance for revenues, net income and EBITDA.

Mr. Craft added, "ARLP also continued to execute on its strategic objectives during the 2018 Quarter.  Concluding a process that began with the Exchange Transaction in July 2017, ARLP completed the simplification of its organizational structure in May, creating a single, larger publicly traded entity with increased market float and liquidity and improved investor transparency.  ARLP also continued its efforts to invest in our businesses for long-term cash flow growth.  In response to growing international thermal coal demand, we brought the first continuous mining unit back into operation at our Gibson North mine during the 2018 Quarter and currently anticipate the second unit will commence production by the fourth quarter of this year.  ARLP also remained focused on returning cash to unitholders, first by the Board again electing to increase distributions to unitholders and, second, by executing on the unit repurchase program recently authorized by the Board."

Consolidated Financial Results

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Coal sales volumes of 10.5 million tons were 23.9% higher than the 2017 Quarter, primarily reflecting fulfillments in the 2018 Quarter of shipments delayed during the Sequential Quarter due to weather-related transportation disruptions, as well as increased export volumes.  Production volumes increased 2.6% compared to the 2017 Quarter to 9.7 million tons, primarily due to increased production at our Gibson South and River View mines and the resumption of operations at our Gibson North mine in the 2018 Quarter. ARLP's coal sales prices were also slightly higher in the 2018 Quarter, increasing to $45.38 per ton sold, compared to $45.15 per ton sold in the 2017 Quarter.

Compared to the 2017 Quarter, operating expenses increased 30.8% to $311.2 million, primarily as a result of increased coal sales volumes.  Compared to the 2017 Quarter, Segment Adjusted EBITDA Expense per ton increased 5.6% to $29.73 primarily as a result of difficult mining conditions encountered at several Illinois Basin mines and our Tunnel Ridge mine in Appalachia. (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Depreciation, depletion and amortization increased 22.2% to $72.2 million in the 2018 Quarter primarily due to increased coal sales volumes mentioned above.  Our investments in oil and gas

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minerals and gas compression services contributed income of $8.7 million in the 2018 Quarter, an increase of $5.8 million compared to the 2017 Quarter, primarily due to distributions from ARLP's preferred equity interest in gas compression services, which investment was made during the third quarter of 2017.  Comparative results between the 2018 and 2017 Quarters were also impacted by an $8.1 million debt extinguishment loss related to ARLP’s early repayment of its Series B Senior Notes in May 2017.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Net income attributable to ARLP increased $74.0 million to $242.1 million for the six months ended June 30, 2018 (the “2018 Period”), compared to $168.1 million for the six months ended June 30, 2017 (the “2017 Period”). The increase was due to higher revenues and investment income, a net gain on settlement of litigation and a debt extinguishment loss in the 2017 Period, partially offset by higher operating expenses and depreciation, depletion and amortization.

Total revenues increased by 13.2% to $973.3 million for the 2018 Period compared to the 2017 Period due primarily to increased coal sales volumes as discussed above.  For the 2018 Period, strong sales performances at the Gibson South, River View and Warrior mines drove total coal sales volumes up 10.0% to 19.9 million tons compared to the 2017 Period.  Production volumes increased 2.6% to 20.2 million tons in the 2018 Period reflecting increased volumes at our Gibson South and River View mines.

Increased coal sales volumes in the 2018 Period also led operating expenses higher to $588.4 million, an increase of 17.7% compared to the 2017 Period. Segment Adjusted EBITDA Expense per ton also increased 7.5% to $29.73 due to the previously mentioned difficult mining conditions encountered in the 2018 Period.  Compared to the 2017 Period, depreciation, depletion and amortization increased 7.9% to $134.0 million in the 2018 Period as a result of the previously discussed increase in coal sales volumes.

On March 9, 2018, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the rights to acquire certain coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Period reflecting the cash payment received net of certain costs associated with the gain.

Distributions of additional preferred interests received from our investment in gas compression services contributed $7.6 million of investment income to the 2018 Period.  Comparative results between the 2018 and 2017 Periods were also impacted by the $8.1 million debt extinguishment loss incurred related to ARLP's early repayment of its Series B Senior Notes in May 2017.

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Regional Results and Analysis

			% Change
	2018 Second	2017 Second	Quarter /	2018 First	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	7.820	6.098	28.2%	7.008	11.6%
Coal sales price per ton (1)	$39.70	$39.92	(0.6)%	$39.39	0.8%
Segment Adjusted EBITDA Expense per ton (2)	$25.69	$24.65	4.2%	$25.94	(1.0)%
Segment Adjusted EBITDA (2)	$109.6	$93.3	17.5%	$94.8	15.6%

Appalachia
Tons sold	2.666	2.368	12.6%	2.390	11.5%
Coal sales price per ton (1)	$61.10	$56.42	8.3%	$60.79	0.5%
Segment Adjusted EBITDA Expense per ton (2)	$38.84	$35.31	10.0%	$38.70	0.4%
Segment Adjusted EBITDA (2)	$60.1	$50.7	18.5%	$53.6	12.1%

Total (3)
Tons sold	10.488	8.466	23.9%	9.398	11.6%
Coal sales price per ton (1)	$45.38	$45.15	0.5%	$45.07	0.7%
Segment Adjusted EBITDA Expense per ton (2)	$29.73	$28.15	5.6%	$29.74	—%
Segment Adjusted EBITDA (2)	$185.5	$156.0	18.9%	$165.3	12.2%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results, which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Total tons sold in the 2018 Quarter rose 23.9% and 11.6% compared to the 2017 and Sequential Quarters, respectively, due to the previously discussed fulfillments of shipments delayed during the Sequential Quarter due to weather-related transportation disruptions, as well as increased export volumes.  In the Illinois Basin, increased coal sales volumes across all operations within the region drove tons sold higher by 28.2% to 7.8 million tons in the 2018 Quarter compared to the 2017 Quarter.  Sequentially, improved sales at our Gibson South, River View and Hamilton mines and the resumption of operations at our previously idled Gibson North mine in the 2018 Quarter increased coal sales volumes by 11.6% in the Illinois Basin.  In Appalachia, coal sales volumes increased 12.6% and 11.5% compared to the 2017 and Sequential Quarters, respectively, primarily due to increased sales volumes from our Mettiki and Tunnel Ridge mines.  ARLP ended the 2018 Quarter with total coal inventory of 1.1 million tons, a reduction of approximately 1.5 million tons and 0.8 million tons compared to the end of the 2017 and Sequential Quarters, respectively.

Coal sales price realizations increased 8.3% per ton sold in Appalachia in the 2018 Quarter compared to the 2017 Quarter, primarily due to increased export sales of metallurgical coal at our Mettiki mine and improved prices at our MC Mining mine.

Total Segment Adjusted EBITDA Expense per ton increased 5.6% compared to the 2017 Quarter as a result of higher expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased 4.2% compared to the 2017 Quarter primarily due to the previously mentioned difficult mining conditions, particularly at our Dotiki mine, as well as increased roof support and contract labor costs per ton across the region.  Segment Adjusted EBITDA Expense per ton in Appalachia increased 10.0% compared to the 2017 Quarter reflecting difficult mining conditions encountered just prior to a longwall move in April

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2018 at our Tunnel Ridge mine as well as higher labor, maintenance and selling expenses, partially offset by improved recoveries at our Mettiki mine in the 2018 Quarter.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton decreased 1.0% in the Illinois Basin resulting primarily from an increased sales mix of lower-cost coal production from our Gibson South, Hamilton and River View mines in the 2018 Quarter.

Market Update and Outlook

"U.S. coal markets have benefitted from increased economic activity in 2018 and recent favorable weather patterns across the Midwest and Eastern part of the country," said Mr. Craft.  "As a result, domestic coal demand has been better than expected and utilities in ARLP’s coal markets have experienced a significant draw on inventories.  With year-over-year coal stockpiles down approximately 15.0% based on days of burn, we anticipate domestic customers will be in the market seeking to replenish stockpiles in the near term and to fill open positions for 2019 and beyond.  Global coal supply/demand fundamentals in the seaborne thermal markets continue to create significant strategic opportunities for ARLP.  Through the first six months of the year, ARLP has booked 10.4 million and 3.1 million tons for delivery in 2018 and 2019, respectively, into the growing international thermal coal market.  The metallurgical export markets also remain attractive and we now plan to export approximately 725,000 tons of metallurgical coal in 2018.  Our participation in the international coal markets has increased significantly, from approximately 4.5% of total sales volumes in 2016 to approximately 27.2% of anticipated sales at the midpoint of our current 2018 guidance.  Looking ahead, global coal market dynamics remain constructive and supportive of ARLP’s long-term participation in these increasingly strategic markets.  We continue to believe that ARLP’s focused strategy of growing sustainable, long-term cash flows and returning cash to unitholders while maintaining a conservative balance sheet and strong distribution coverage should allow us to create value for our unitholders in the future."

ARLP is maintaining its existing guidance ranges for 2018 coal production of 40.0 million to 41.0 million tons and coal sales of 40.3 million to 41.3 million tons, essentially all of which is priced and committed.  ARLP has also secured volume and price commitments for approximately 24.7 million tons, 16.0 million tons and 6.7 million tons in 2019, 2020 and 2021, respectively, some of which is subject to customer requirements.

Based on results to date and expectations for the balance of the year, ARLP is increasing its guidance ranges for 2018 full-year revenues (excluding transportation revenues) to $1.88 billion to $1.92 billion, net income to $430.0 million to $450.0 million and EBITDA to $740.0 million to $760.0 million.  These 2018 estimates for net income and EBITDA include the $80.0 million settlement gain recorded in the Sequential Quarter and reflect an increase in the expected contribution related to our investments in oil and gas minerals and gas compression services to a range of approximately $35.0 million to $40.0 million.

ARLP is also updating per ton estimates for 2018 compared to 2017.  For the full-year 2018, at the midpoint of current guidance, we anticipate coal sales price per ton to be approximately 1.0% higher, Segment Adjusted EBITDA Expense per ton to be 1.5% higher and Segment Adjusted EBITDA per ton to be slightly higher, each compared to our full-year results in 2017.

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ARLP is also increasing its previous 2018 guidance for capital expenditures to a range of $225.0 million to $255.0 million.  We continue to anticipate full-year 2018 investments related to the acquisition of oil and gas mineral interests and gas compression services of approximately $30.0 million.  (For a definition of EBITDA, Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA per ton and related reconciliations to the most comparable GAAP financial measure, please see the end of this release.)

A conference call regarding ARLP's 2018 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other International callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10121817.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States and international utilities and industrial users.  ARLP, the nation's first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas mineral interests and gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court

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decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil and gas prices, which could affect our investments in oil and gas mineral interests and gas compression services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 7, 2018 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Tons Sold	10,488	8,466	19,886	18,076
Tons Produced	9,714	9,472	20,196	19,690

SALES AND OPERATING REVENUES:
Coal sales	$475,925	$382,262	$899,535	$821,006
Transportation revenues	27,532	7,328	47,317	16,924
Other sales and operating revenues	12,680	9,130	26,407	21,870
Total revenues	516,137	398,720	973,259	859,800

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	311,201	237,904	588,439	499,931
Transportation expenses	27,532	7,328	47,317	16,924
Outside coal purchases	68	—	1,442	—
General and administrative	17,026	14,944	33,677	30,977
Depreciation, depletion and amortization	72,150	59,020	133,998	124,147
Settlement gain	—	—	(80,000)	—
Total operating expenses	427,977	319,196	724,873	671,979

INCOME FROM OPERATIONS	88,160	79,524	248,386	187,821

Interest expense, net	(9,955)	(10,615)	(20,813)	(18,131)
Interest income	24	54	89	78
Equity method investment income	4,839	2,916	8,575	6,616
Equity securities income	3,854	—	7,578	—
Debt extinguishment loss	—	(8,148)	—	(8,148)
Other (expense) income	(542)	(375)	(1,389)	158
INCOME BEFORE INCOME TAXES	86,380	63,356	242,426	168,394

INCOME TAX EXPENSE (BENEFIT)	3	4	(7)	(8)

NET INCOME	86,377	63,352	242,433	168,402

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(187)	(122)	(335)	(270)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$86,190	$63,230	$242,098	$168,132

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$—	$604	$1,560	$20,750

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$86,190	$62,626	$240,538	$147,382

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.64	$0.82	$1.80	$1.93

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.5150	$0.4375	$1.0250	$0.8750

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	131,279,910	74,597,036	131,050,836	74,550,426

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,225	$6,756
Trade receivables	178,675	181,671
Other receivables	443	146
Due from affiliates	19	165
Inventories, net	68,411	60,275
Advance royalties, net	1,510	4,510
Prepaid expenses and other assets	15,908	28,117
Total current assets	316,191	281,640
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,013,346	2,934,188
Less accumulated depreciation, depletion and amortization	(1,547,224)	(1,457,532)
Total property, plant and equipment, net	1,466,122	1,476,656
OTHER ASSETS:
Advance royalties, net	50,903	39,660
Equity method investments	158,370	147,964
Equity securities	113,976	106,398
Goodwill	136,399	136,399
Other long-term assets	23,873	30,654
Total other assets	483,521	461,075
TOTAL ASSETS	$2,265,834	$2,219,371

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$89,698	$96,958
Due to affiliates	717	771
Accrued taxes other than income taxes	20,574	20,336
Accrued payroll and related expenses	40,935	35,751
Accrued interest	4,999	5,005
Workers' compensation and pneumoconiosis benefits	10,766	10,729
Current capital lease obligations	30,954	28,613
Other current liabilities	15,756	19,071
Current maturities, long-term debt, net	61,500	72,400
Total current liabilities	275,899	289,634
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	387,470	415,937
Pneumoconiosis benefits	72,896	71,875
Accrued pension benefit	41,774	45,317
Workers' compensation	45,159	46,694
Asset retirement obligations	126,790	126,750
Long-term capital lease obligations	40,744	57,091
Other liabilities	19,671	14,587
Total long-term liabilities	734,504	778,251
Total liabilities	1,010,403	1,067,885

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 131,395,987 and 130,704,217 units outstanding, respectively	1,300,011	1,183,219
General Partner's interest	—	14,859
Accumulated other comprehensive loss	(49,907)	(51,940)
Total ARLP Partners' Capital	1,250,104	1,146,138
Noncontrolling interest	5,327	5,348
Total Partners' Capital	1,255,431	1,151,486
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,265,834	$2,219,371

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES	$373,244	$294,478

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(120,646)	(67,517)
Increase in accounts payable and accrued liabilities	2,376	2,411
Proceeds from sale of property, plant and equipment	477	540
Contributions to equity method investments	(11,400)	(12,587)
Distributions received from investments in excess of cumulative earnings	1,191	1,829
Net cash used in investing activities	(128,002)	(75,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	112,600	75,700
Payments under securitization facility	(123,500)	(100,000)
Payments on term loan	—	(50,000)
Borrowings under revolving credit facilities	70,000	40,000
Payments under revolving credit facilities	(100,000)	(295,000)
Borrowings under long-term debt	—	400,000
Payment on long-term debt	—	(145,000)
Payments on capital lease obligations	(14,952)	(13,389)
Payment of debt issuance costs	—	(15,033)
Payment for debt extinguishment	—	(8,148)
Payment for purchase of units under unit repurchase program	(7,639)	—
Contributions to consolidated company from affiliate noncontrolling interest	—	251
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(2,081)	(2,988)
Cash contributions by General Partners	41	905
Cash contribution by affiliated entity	2,142	—
Cash obtained in Simplification Transactions	1,139	—
Distributions paid to Partners	(137,443)	(106,440)
Other	(1,080)	(337)
Net cash used in financing activities	(200,773)	(219,479)

NET CHANGE IN CASH AND CASH EQUIVALENTS	44,469	(325)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,756	39,782

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51,225	$39,457

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Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains and debt extinguishment losses.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Six Months Ended		Three Months Ended	Year Ended
	June 30,		June 30,		March 31,	December 31,
	2018	2017	2018	2017	2018	2018E Midpoint

Net income attributable to ARLP	$86,190	$63,230	$242,098	$168,132	$155,908	$440,000
Net income attributable to noncontrolling interests	187	122	335	270	148	830
Net income	86,377	63,352	242,433	168,402	156,056	440,830
Depreciation, depletion and amortization	72,150	59,020	133,998	124,147	61,848	270,200
Interest expense, net	10,227	10,727	21,285	18,300	11,058	40,200
Capitalized interest	(296)	(166)	(561)	(247)	(265)	(1,270)
Income tax expense (benefit)	3	4	(7)	(8)	(10)	40
EBITDA	168,461	132,937	397,148	310,594	228,687	750,000
Settlement gain	—	—	(80,000)	—	(80,000)	(80,000)
Debt extinguishment loss	—	8,148	—	8,148	—	—
Adjusted EBITDA	168,461	141,085	317,148	318,742	148,687	670,000
Interest expense, net	(10,227)	(10,727)	(21,285)	(18,300)	(11,058)	(40,200)
Income tax (expense) benefit	(3)	(4)	7	8	10	(40)
Estimated maintenance capital expenditures (1)	(45,850)	(40,256)	(95,325)	(83,683)	(49,475)	(191,300)
Distributable Cash Flow	$112,381	$90,098	$200,545	$216,767	$88,164	$438,460
Distributions paid to partners	$69,047	$53,216	$137,443	$106,440	$68,396	$276,700
Distribution Coverage Ratio	1.63	1.69	1.46	2.04	1.29	1.58

(1)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2018 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.72 per ton produced compared to the estimated $4.25 per ton produced in 2017. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from

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Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2018	2017	2018	2017	2018

Operating expense (1)	$311,201	$237,904	$588,439	$499,931	$277,238
Outside coal purchases	68	—	1,442	—	1,374
Other expense (income) (1)	542	375	1,389	(158)	847
Segment Adjusted EBITDA Expense	$311,811	$238,279	$591,270	$499,773	$279,459
Divided by tons sold	10,488	8,466	19,886	18,076	9,398
Segment Adjusted EBITDA Expense per ton	$29.73	$28.15	$29.73	$27.65	$29.74

(1)

Operating expenses and other expense (income) for the 2017 Quarter and 2017 Period have been recast to reflect the reclass of the non-service components of net benefit cost previously included in operating expense now being presented within other expense (income) in accordance with new generally accepted accounting principles effective in 2018.

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain and debt extinguishment loss divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2018	2017	2018	2017	2018

Adjusted EBITDA (See reconciliation to GAAP above)	$168,461	$141,085	$317,148	$318,742	$148,687
General and administrative	17,026	14,944	33,677	30,977	16,651
Segment Adjusted EBITDA	$185,487	$156,029	$350,825	$349,719	$165,338
Divided by tons sold	10,488	8,466	19,886	18,076	9,398
Segment Adjusted EBITDA per ton	$17.69	$18.43	$17.64	$19.35	$17.59

Actual basic and diluted earnings per limited partner unit and pro forma earnings per basic and diluted limited partner unit.

Below is the actual basic and diluted earnings per limited partner unit as well as pro forma basic and diluted earnings per limited partner unit for the three and six months ended June 30, 2018 and 2017, as if the Simplification and Exchange Transactions had occurred on January 1, 2017.  For a detailed reconciliation of actual and pro forma net income of ARLP to actual and pro forma basic and diluted earnings per limited partner unit, please see our Form 10-Q for the quarter ended June 30, 2018 expected to be filed on or about August 6, 2018.

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Actual	(in thousands, except per unit data)
Net income of ARLP available to limited partners	$84,586	$61,523	$236,108	$143,956
Weighted-average limited partner units outstanding – basic and diluted	131,280	74,597	131,051	74,550
Basic and diluted net income of ARLP per limited partner unit	$0.64	$0.82	$1.80	$1.93
Pro forma
Pro forma net income of ARLP available to limited partners	$83,913	$61,647	$236,426	$164,393
Pro forma weighted-average limited partner units outstanding – basic and diluted	132,166	132,048	132,164	132,001
Pro forma basic and diluted net income of ARLP per limited partner unit	$0.63	$0.47	$1.79	$1.25

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